Exhibit 99.1

First Watch Announces Retirement of
Chairman Emeritus Ken Pendery, Jr.

After leading the brand in various capacities since 1984, Pendery’s planned retirement comes nearly one year after the Florida-based company’s successful IPO

BRADENTON, Fla. – August 17, 2022 – First Watch Restaurant Group, Inc. (NASDAQ: FWRG) (“First Watch” or the “Company”), the leading Daytime Dining concept with more than 445 restaurants nationwide, announced today that Ken Pendery, Jr., 68, intends to retire from the Company’s Board of Directors effective as of September 1, 2022.
Pendery’s retirement follows a storied tenure of nearly 40 years with the Company, beginning soon after the Company’s founding in 1983 in Pacific Grove, CA when founder John Sullivan recruited Pendery, his colleague, to open the second First Watch restaurant. Together, they set out to create a place based upon their shared vision of what a neighborhood breakfast, brunch and lunch café should be. Throughout his tenure, Pendery has led by example and guided the Company to tremendous growth while establishing a strong culture within the organization that promotes integrity, mutual respect and, as Pendery likes to say, “just being nice.”
Pendery has served as a director since August 2017 and as Chairman Emeritus of the Company’s Board since December 2019. He also served as a director of First Watch Restaurants, Inc., a wholly owned subsidiary of the Company, from October 1994 to June 2021 and served as executive chairman of First Watch Restaurants, Inc. from June 2018 to January 2020. In addition, Mr. Pendery previously served as Chief Executive Officer of First Watch Restaurants, Inc. from May 1999 until June 2018.
“Ken has left an indelible mark on First Watch as a result of his outstanding leadership skills, business acumen, passion and commitment to excellence,” said Chris Tomasso, Chief Executive Officer and President. “He has been instrumental in driving the Company’s success and remarkable growth over the past 35 plus years by cultivating an organizational culture built on our ‘You First’ mission, which puts serving others above all else. It has been a true privilege to work closely with Ken during my 16 years here, and while we will certainly miss his leadership and counsel, his legacy is deeply engrained in our culture and is felt in the many leaders he has mentored over the years. Although his retirement has been planned since early last year, the emotions for me and many of our employees, from restaurant staff to senior leadership and the Board, are running high as we prepare to wish a warm farewell to a very special leader, mentor, and friend.”
“I have greatly enjoyed my decades-long journey at First Watch and it truly has been a privilege to play a role in helping build First Watch into the great company that it is today,” said Pendery. “I’ve spent over 16 years with Chris including the last four with him as CEO and know that he – along with the rest of the incredible executive team – will continue to provide strong leadership and direction for the Company going forward into the next great chapter of the First Watch story.”

About First Watch
First Watch is an award-winning Daytime Dining concept serving made-to-order breakfast, brunch and lunch using fresh ingredients. A recipient of hundreds of local “Best Breakfast” and “Best Brunch” accolades, First Watch’s chef-driven menu includes elevated executions of classic favorites along with First Watch specialties such as the protein-packed Quinoa Power Bowl®, Farm Stand Breakfast Tacos, Avocado Toast, Chickichanga, Morning Meditation (juiced in-house daily), Vodka Kale Tonic and its famous Million Dollar Bacon. In 2022, First Watch was awarded a sought-after MenuMasters honor by Nation’s Restaurant News for its seasonal Braised Short Rib Omelet and was recognized with ADP’s coveted Culture at Work Award. In 2021, the concept was recognized as FSR Magazine’s Best Menu and as the fastest-growing full-service restaurant chain based on unit growth. There are more than 445 First Watch restaurants in 28 states, and the restaurant concept is majority owned by Advent International, one of the world’s largest private-equity firms. For more information, visit www.firstwatch.com.

Investor Relations Contact:
Raphael Gross
203.682.8253
investors@firstwatch.com
Media Relations Contact:
FirstWatch@icrinc.com